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Exhibit 10.27

March 5, 2008

John Tattersfield
519 Bay Road
South Easton, MA 02375

Dear Rick:

In consideration of the award to you on December 21, 2007, of the option to purchase 8,168 shares of common stock of GT Solar International, Inc. ("Company") at $95.86 per share pursuant to the terms of the Stock Option Award, the Company's amended and restated 2006 Stock Option Plan, the Stock Option Agreement between you and the Company and related agreements, you and the Company have agreed that the Employment Agreement between you and GT Solar Incorporated, the Company's wholly-owned subsidiary, dated as of August 6, 2007 ("Employment Agreement") shall be amended in the following respects: paragraph 3 (e) of the Employment Agreement is deleted in its entirety, effective immediately, shall have no further force or effect, and no payments shall be due to you thereunder. All other provisions of the Employment Agreement shall remain in effect.

Please indicate your agreement with the terms of this letter agreement by signing where indicated below and returning a copy of this letter agreement to Edwin Lewis, General Counsel of GT Solar Incorporated.

Thank you.

Sincerely,

/s/ Brian Logue Brian Logue Vice President, Human Resources

I have read and agree to the terms of the foregoing letter amendment to the Employment Agreement.

/s/ John Tattersfield John Tattersfield

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  Exhibit 10.27